AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (as amended, supplemented or otherwise modified from time to time, this "Agreement"), dated as of November ___, 2004 (the "Execution Date"), is by and among TECHALT INC., a Nevada corporation ("Parent"), TECHNOLOGY ALTERNATIVES, INC., a Illinois corporation ("Target"), TECHALT ACQUISITIONS, INC., a Nevada corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), James E. Solomon ("Solomon") and Paul Masanek ("Masanek") (Solomon and Masanek, collectively the "Target Shareholders"):

W I T N E S S E T H:

WHEREAS, the boards of directors of Parent and Target have determined that it is advisable and in the best interests of their respective companies and stockholders to enter into a business combination by means of the merger of Merger Sub with and into Target (the "Merger") and have approved and adopted this Agreement;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (the "NRS"), Parent will acquire all of the common stock of Target through the merger of Merger Sub with and into Target;

WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code"), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code;

WHEREAS, contemporaneously with this Agreement, the parties have entered into an Escrow Agreement, Settlement Agreement and Related Agreements as defined in the Settlement Agreement of even date herewith ("Settlement Agreement")

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01 Certain Defined Terms

Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

"Affiliate" shall mean, with respect to any person, any other person that controls, is controlled by or is under common control with the first person.

"Blue Sky Laws" shall mean state securities or "blue sky" laws.

"Business day" shall mean any day on which the principal offices of the United States Securities and Exchange Commission in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in New York.

"$" shall mean United States Dollars.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

"Expenses" shall mean, with respect to any party hereto, all documented out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger, and all other matters related to the transactions contemplated hereby and the closing of the Merger.

"Governmental Entity" shall mean any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

"Governmental Order" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

"IRS" shall mean the United States Internal Revenue Service.

"Law" shall mean any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law.

"Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

"Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

"Subsidiary" shall mean, with respect to any person, any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

"Tax" shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; and (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any person.

"Tax Return" shall mean any return, statement or form (including, without limitation, any estimated tax reports or return, withholding tax reports or return and information report or return) required to be filed with respect to any Taxes.

ARTICLE II
THE MERGER

SECTION 2.01 The Merger

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, at the Effective Time (as defined in Section 2.03), Merger Sub shall be merged with and into Target. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation of the Merger as a wholly owned subsidiary of Parent (the "Surviving Corporation").

SECTION 2.02 Closing

(a) The consummation of the Merger shall occur simultaneously upon the delivery of this Agreement and the Related Agreements to the parties pursuant to the Escrow Agreement of even date herewith by and among the parties, at the closing (the "Closing") to be held at the offices of The Otto Law Group, PLLC, 900 Fourth Avenue, Suite 3140, Seattle, Washington 98164, unless another date, time or place is agreed to by Parent, Target and the Target Shareholders.

(b) At the Closing, and in connection with the rescission of the Intellectual Property License Agreement (the "License Agreement") between Parent and Target pursuant to the Agreement to Rescind Intellectual Property License Agreement, a true and correct copy of which has been provided to Masanek and Solomon (the "Rescission Agreement"): (i) the Board of Directors of Parent shall ratify all actions of Parent taken during the period in between the execution of the License Agreement and consummation of the Rescission Agreement (the "Rescission Period"); (ii) the $100,000 cash payment made by Target to Parent pursuant to the License Agreement shall be deemed to have been made in connection with this Agreement immediately after Closing, and (iii) all shares cancelled by Parent pursuant to the License Agreement shall be reinstated ab initio and deemed cancelled pursuant to this Agreement.

SECTION 2.03 Effective Time

Simultaneously upon the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Nevada in such form as required by, and executed in accordance with the relevant provisions of, the NRS (the date and time of such filing, or such later date and time as may be set forth therein, being the "Effective Time").

SECTION 2.04 Effect of the Merger

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in Target as the Surviving Corporation,

and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of Target as the Surviving Corporation.

SECTION 2.05 Articles of Incorporation; Bylaws; Directors and Officers

Unless otherwise agreed by Parent and Target before the Effective Time, at the Effective Time the Articles of Incorporation and By-Laws of the Target shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until thereafter amended. The director of the Target immediately prior to the Effective Time shall be the director of the Surviving Corporation and the officer of the Target immediately prior to the Effective Time shall be the officer of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE III
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01 Conversion of Shares

At the Effective Time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, Target or the holders of any of the following securities:

(a) each share of Common Stock of Target ("Target Common Stock") issued and outstanding immediately before the Effective Time (excluding those held in the treasury of Target or owned by any wholly owned subsidiary of Target) and all rights in respect thereof, shall, forthwith cease to exist and be converted into and become exchangeable for 9,544 shares (the "Exchange Ratio") of common stock, $.001 par value, of Parent ("Parent Common Stock"). Specifically, Masanek shall receive 4,676,560 shares of Parent and Solomon shall receive 4,867,440 shares of Parent;

(b) each share of Target Common Stock held in the treasury of Target or owned by any wholly owned subsidiary of Target immediately prior to the Effective Time shall be canceled and retired and no shares of stock or other securities of Parent, the Surviving Corporation or any other corporation shall be issuable, and no payment or other consideration shall be made, with respect thereto; and

(c) each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) the Parent shall also issue to Excipio Group, S.A., 500,000 shares of the common stock of the Parent.

SECTION 3.02 Exchange of Shares Other than Treasury Shares

(a) Parent to Provide Common Stock. Immediately upon the Closing, Parent shall deliver to the holders of Target Common Stock, certificates of Parent Common Stock ("Parent Certificates") representing the number of whole shares of Parent Common Stock issuable pursuant to Section 3.01(a) in exchange for shares of Target Common Stock outstanding immediately prior to the Effective Time.

SECTION 3.03 No Fractional Share Certificates

No scrip or fractional share Parent Certificate shall be issued upon the surrender for exchange of Target Certificates, but such fractional share shall be rounded up to the nearest whole share.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TARGET

Target hereby represents and warrants to Parent that:

SECTION 4.01 Organization and Qualification

(a) Target has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Target is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

SECTION 4.02 Articles of Incorporation and Bylaws

The copies of Target's Articles of Incorporation and bylaws previously provided to Parent by Target are true, complete and correct copies thereof. Such Articles of Incorporation and bylaws are in full force and effect. Target is not in violation of any of the provisions of its Articles of Incorporation or bylaws.

SECTION 4.03 Capitalization

The authorized capital stock of Target consists of 1,000 shares of Target Common Stock and no shares of preferred stock. As of the date hereof, 1,000 shares of Target Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Each outstanding share of capital stock of Target is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

SECTION 4.04 Authority Relative to This Agreement

Target has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Target are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Target and, assuming the due authorization, execution and delivery by the other parties hereto, constitute legal, valid and binding obligations of Target, enforceable against Target in accordance with their terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Target that:

SECTION 5.01 Organization and Qualification; Subsidiaries

(a) Parent and each directly and indirectly owned subsidiary of Parent (the "Parent Subsidiaries") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent, and each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) As of the Effective Time, the only Parent Subsidiary is TechAlt Acquisitions, Inc.

SECTION 5.02 Articles of Incorporation and Bylaws

The copies of each of Parent's and Merger Subs' Articles of Incorporation and bylaws previously provided to Target by Parent are true, complete and correct copies thereof. Such articles of incorporation and bylaws are in full force and effect.

SECTION 5.03 Capitalization

The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 100,000,000 shares of "blank check" preferred stock. On the Effective Time, the capitalization of the Parent shall be as set forth in Exhibit A.

SECTION 5.04 Authority Relative to this Agreement

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Target, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

SECTION 5.05 No Conflict; Required Filings and Consents

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the articles of incorporation or bylaws of Parent or any equivalent organizational documents, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.05(b) have been obtained and all filings and notifications described in Section 5.05(b) have been made, conflict with or violate any Law applicable to Parent or any other Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) result in any material breach of or constitute a material default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of Parent or any Parent Subsidiary pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(b) Except as may arise solely from the nature of Target's business, upon receipt by Parent of the Waiver from certain investors of Parent, which Waiver shall be obtained prior to the Effective Time, the execution and delivery of this Agreement by Parent and

Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent with or notification by Parent to, any Governmental Entity, except pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the OTCBB and the filing and recordation of the Certificate of Merger as required by the NRS.

SECTION 5.06 Certain Tax Matters

To Parent's knowledge, neither Parent nor any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent the Merger from constituting a "reorganization" under Section 368 of the Code. Parent is not aware of any agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

SECTION 5.07 Representation of Parent Regarding Merger Sub.

The Merger Sub was created solely for the purpose of facilitating the Merger among the Parent, Target and Merger Sub. The Merger Sub (i) has one (1) share of common stock issued and outstanding (which is owned by Parent), (ii) does not have business operations, nor will it have business operations in the future, (iii) will be merged "out of existence" by virtue of the Merger, and (iv) is in good standing under the laws of the State of Nevada.

SECTION 5.08 Representations of Parent Deemed Incorporated in the Settlement Agreement.

The representations and warranties of Parent set forth in the Settlement Agreement shall be deemed to be incorporated herein by this reference.

ARTICLE VI
COVENANTS

SECTION 6.01 Notices of Certain Events

Each of Parent, Target and the Target Shareholders shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent or the Merger Sub or Target, respectively, or that relate to the consummation of the Merger; (iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Parent Material Contract or Target Material Contract, respectively; and (v) any change that could reasonably be expected to have an Parent Material Adverse Effect or a Target Material Adverse Effect, respectively, or to

delay or impede the ability of either Parent or Target, respectively, to perform their respective obligations pursuant to this Agreement and to effect the consummation of the Merger.

ARTICLE VII
ADDITIONAL AGREEMENTS

SECTION 7.01 Stockholders' and Board of Directors' Meetings

Target shall call and hold the Target Stockholders' Meeting and Board of Director's Meeting and Parent shall call and hold the Parent Board of Directors' Meeting as promptly as practicable after the Execution Date hereof for the purpose of voting upon the approval of this Agreement, and the Merger. Each of the parties hereto shall take all other action necessary or, in the opinion of the other parties hereto, advisable to promptly and expeditiously secure any vote or consent of stockholders and/or directors required by applicable Law and such party's Articles of Incorporation and bylaws to effect the Merger.

SECTION 7.02 Public Announcements

Parent and Target shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the Parent, except to the extent required by applicable Law or the requirements of the rules and regulations of the OTCBB, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

SECTION 7.03 Blue Sky and Federal Securities Law

Parent shall use all reasonable efforts to obtain prior to the Effective Time all necessary permits and approvals required under Blue Sky Laws and federal securities law to permit the distribution of the shares of Parent Common Stock to be issued in accordance with the provisions of this Agreement.

SECTION 7.04 Rescission of License Agreement

Immediately prior to Closing, Parent and Target shall consummate the Rescission Agreement thereby rescinding the License Agreement.

ARTICLE VIII
CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to the Obligations of Target

The obligations of Target to consummate the Merger, or to permit the consummation of the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

(a) each of the representations and warranties of Parent contained in this Agreement shall be true, complete and correct in all respects both when made and on and as of the Effective Time as if made at and as of the Effective Time (other than representations and warranties which address matters only as of a certain date which shall be so true, complete and correct as of such certain date), except for any failures to be true, complete and correct which do not, in the aggregate, have an material adverse effect;

(b) Parent shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and

(c) All consents of third parties required pursuant to the terms of any Material Contract as a result of the Merger shall have been obtained.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time only by the mutual written consent of the Target Shareholders and Parent;

SECTION 9.02 Amendment

This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the stockholders of Target, no amendment may be made that changes the amount or type of consideration into which Target common stock will be converted pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

ARTICLE X
REPRESENATIONS AND WARRANTIES OF MASANEK

Masanek hereby represents and warrants to Parent as follows:

SECTION 10.01 Title and Authority

Masanek shall have upon Closing all right, title and interest to 490 shares of common stock in Target ("Masanek Target Shares") free and clear of all liens, pledges, security interests, claims, charges, encumbrances, and restrictions of any kind whatsoever. Except for this Agreement, there are no outstanding or authorized options, warrants, rights of refusal, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments or any right or privilege whether pre-emptive or contractual or of any other kind or character including convertible securities, warrants, or convertible obligations of any nature to which Masanek is a party or which are binding upon Masanek providing for the issuance, disposition, subscription or acquisition of any of the Masanek Technology Shares. Masanek does hereby represent and warrant that he has the full right, power, authority and capacity to execute this Agreement.

SECTION 10.02 No Breach

To his knowledge, the execution, delivery and performance by Masanek of this Agreement and the consummation of each of the transactions contemplated hereby shall not (a) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Target; (b) constitute or result in a breach of any term, condition, or provision of, constitute a default under, result in the termination or acceleration of, or create in any party the right to accelerate, terminate, modify or cancel with respect to any contract, agreement, note, bond, indenture, mortgage, loan agreement, lease, sublease, license, sublicense, permit or other instrument or obligation to which Masanek is a party or by which Masanek is bound or affected or to which any of the assets of Masanek are bound or effected; or (c) violate or require any consent or notice under any statute, regulation, rule, judgment decree, order, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Masanek or any of Masanek's assets are subject or by which Masanek or any of his assets are bound or affected.

SECTION 10.03 Investment

(a) Masanek has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his investment in the Parent Common Stock. Masanek understands that an investment in the Parent represents a high degree of risk and there is no assurance that the business or operations of the Parent will be successful. Masanek has considered carefully the risks attendant to an investment in the Parent and that, as a consequence of such risks, Masanek could lose his entire investment in the Parent.

(b) Masanek hereby represents and warrants that he has reviewed information provided by the Parent in connection with the decision to acquire the Parent Common Stock and that the Parent has provided Masanek with all the information that Masanek has requested in connection with the decision to acquire the Parent Common Stock. Masanek further represents that he has had an opportunity to ask questions and receive answers from the Parent regarding the business, properties, prospects and financial condition of the Parent. All such questions have been answered to the full satisfaction of Masanek.

(c) Masanek understands that he must bear the economic risk of his investment in the Parent and the Parent Common Stock for an indefinite period of time. Masanek further understand that (i) neither the offering nor the sale of the Parent Common Stock has been registered under the Securities Act or any applicable State securities laws ("State Acts") or securities laws of other applicable jurisdictions in reliance upon exemptions from the registration requirements of such laws, (ii) the Parent Common Stock must be held by Masanek indefinitely unless the sale or transfer thereof is subsequently registered under the Securities Act and any applicable State Acts, or an exemption from such registration requirements is available, (iii) except as otherwise provided in this Agreement, the Parent is under no obligation to register any of the Parent Common Stock on Masanek's behalf or to assist Masanek in complying with any exemption from registration, and (iv) the Parent will rely upon the representations and warranties made by Masanek in this Agreement in order to establish such exemptions from the registration requirements of the Securities Act and any applicable State Acts or securities laws of other applicable jurisdictions.

(d) Masanek understands and agrees that (i) the certificates evidencing the Parent Common Stock will bear appropriate legends indicating such transfer restrictions placed upon the Parent Common Stock, and (ii) the Parent shall have no obligation to honor transfers of any of the Parent Common Stock if said transfer would violate the Securities Act of 1933.

ARTICLE XI
REPRESENATIONS AND WARRANTIES OF SOLOMON

Solomon hereby represents and warrants to Parent as follows:

SECTION 11.01 Title and Authority

Solomon shall have upon Closing all right, title and interest to 510 shares of common stock in Target ("Solomon Target Shares") free and clear of all liens, pledges, security interests, claims, charges, encumbrances, and restrictions of any kind whatsoever. Except for this Agreement, there are no outstanding or authorized options, warrants, rights of refusal, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments or any right or privilege whether pre-emptive or contractual or of any other kind or character including convertible securities, warrants, or convertible obligations of any nature to which Solomon is a party or which are binding upon Solomon providing for the issuance, disposition, subscription or acquisition of any

of the Solomon Technology Shares. Solomon does hereby represent and warrant that he has the full right, power, authority and capacity to execute this Agreement.

SECTION 11.02 No Breach

To his knowledge, the execution, delivery and performance by Solomon of this Agreement and the consummation of each of the transactions contemplated hereby shall not (a) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Target; (b) constitute or result in a breach of any term, condition, or provision of, constitute a default under, result in the termination or acceleration of, or create in any party the right to accelerate, terminate, modify or cancel with respect to any contract, agreement, note, bond, indenture, mortgage, loan agreement, lease, sublease, license, sublicense, permit or other instrument or obligation to which Solomon is a party or by which Solomon is bound or affected or to which any of the assets of Solomon are bound or effected; or (c) violate or require any consent or notice under any statute, regulation, rule, judgment decree, order, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Solomon or any of Solomon's assets are subject or by which Solomon or any of his assets are bound or affected.

SECTION 11.03 Investment

(a) Solomon has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his investment in the Parent Common Stock. Solomon understands that an investment in the Parent represents a high degree of risk and there is no assurance that the business or operations of the Parent will be successful. Solomon has considered carefully the risks attendant to an investment in the Parent and that, as a consequence of such risks, Solomon could lose his entire investment in the Parent.

(b) Solomon hereby represents and warrants that he has reviewed information provided by the Parent in connection with the decision to acquire the Parent Common Stock and that the Parent has provided Solomon with all the information that Solomon has requested in connection with the decision to acquire the Parent Common Stock. Solomon further represents that he has had an opportunity to ask questions and receive answers from the Parent regarding the business, properties, prospects and financial condition of the Parent. All such questions have been answered to the full satisfaction of Solomon.

(c) Solomon understands that he must bear the economic risk of his investment in the Parent and the Parent Common Stock for an indefinite period of time. Solomon further understand that (i) neither the offering nor the sale of the Parent Common Stock has been registered under the Securities Act or any applicable State securities laws ("State Acts") or securities laws of other applicable jurisdictions in reliance upon exemptions from the registration requirements of such laws, (ii) the Parent Common Stock must be held by Solomon indefinitely unless the sale or transfer thereof is subsequently registered under the Securities Act and any applicable State Acts, or an

exemption from such registration requirements is available, (iii) except as otherwise provided in this Agreement, the Parent is under no obligation to register any of the Parent Common Stock on Solomon's behalf or to assist Solomon in complying with any exemption from registration, and (iv) the Parent will rely upon the representations and warranties made by Solomon in this Agreement in order to establish such exemptions from the registration requirements of the Securities Act and any applicable State Acts or securities laws of other applicable jurisdictions.

(d) Solomon understands and agrees that (i) the certificates evidencing the Parent Common Stock will bear appropriate legends indicating such transfer restrictions placed upon the Parent Common Stock, and (ii) the Parent shall have no obligation to honor transfers of any of the Parent Common Stock if said transfer would violate the Securities Act of 1933.

ARTICLE XII
GENERAL PROVISIONS

SECTION 12.01 Non-Survival of Representations and Warranties

The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 12.01, as the case may be. This Section 12.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 12.02 Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.02). Notice shall be deemed given upon delivery personally, and the next day if delivered by an overnight carrier, or 3 days after the date of postmark if deposited in the U.S. mail for delivery by certified or registered mail, return receipt requested, postage prepaid, addressed upon transmission if it has been given by facsimile between 9:00 a.m. and 5:00 p.m. (CST) Monday through Friday:

(a) If to Parent, Target or Merger Sub to:

James E. Solomon
3311 N. Kennicott Ave., Suite A
Arlington Heights, IL 60004
Facsimile: (847) 398-1692

with copies to:

David M. Otto
The Otto Law Group, PLLC
900 Fourth Avenue, Suite 3140
Seattle, WA 98164
Facsimile: (206) 262-9513

David Kaufman
David Kaufman & Associates
555 Skokie Blvd, Suite 500
Northbrook, IL 60062

Susan Hermann
Tom Sax
Pedersen & Houpt
Suite 3100, 161 North Clark Street
Chicago, Illinois 60601-3224

(b) If to Target Shareholders to:

(i) If to Paul Masanek:

Paul Masanek
5250 Cleveland St.
Skokie, IL 60077
Facsimile: (847) 673-3539

with a copy to:

Patrick Keeley
Piccione, Keeley & Associates, Ltd.
County Farm Professional Park
122C South County Farm Road
Wheaton, Illinois 60187
Facsimile: (630) 653-8029

(ii) If to James E. Solomon:

James E. Solomon
3311 N. Kennicott Ave., Suite A
Arlington Heights, IL 60004
Facsimile: (847) 398-1692

with a copy to:

Michael J. Lightfoot
Michael J. Lightfoot, P.C.
555 Skokie Blvd.
Suite 500
Northbrook, IL 60062
Facsimile: (847) 550-9591

SECTION 12.03 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

SECTION 12.04 Assignment; Binding Effect; Benefit

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

SECTION 12.05 Incorporation of Exhibits

The Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

SECTION 12.06 Governing Law

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF ILLINOIS. ALL PARTIES AGREE THAT THE CIRCUIT COURT OF COOK COUNTY IN CHICAGO, ILLINOIS AND/OR THE NORTHERN DISTRICT OF

ILLINOIS SHALL BE THE VENUE AND HAVE EXCLUSIVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY'S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM; PROVIDED, HOWEVER, THAT ANY INJUNCTION OBTAINED PURSUANT TO A BREACH OF THIS AGREEMENT MAY BE ENFORCED IN ANY COURT IN THE UNITED STATES, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

SECTION 12.07 Headings; Interpretation

The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 12.08 Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 12.09 Entire Agreement

This Agreement (including the Exhibits) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

TECHALT INC.

By:

Name: James E. Solomon
Title: President & CEO

TARGET:

TECHNOLOGY ALTERNATIVES, INC.

By:

Name: James E. Solomon
Title: President & CEO

MERGER SUB:

TECHALT ACQUISITIONS, INC.

By:

Name: David M. Otto
Title: President

TARGET SHAREHOLDERS:

By:

Name: James E. Solomon

By:

Name: Paul Masanek

Exhibit A

Authorized Capital Stock

Common Stock	500,000,000
Preferred Stock	100,000,000

Issued and Outstanding

(1) Common Stock*

Name	Shares	Percentage (approximate)
James E. Solomon	4,867,440	41%
Paul Masanek	4,676,560	39%
Excipio Group, S.A.	500,000	4%
Pre-Merger Shareholders	1,956,000	16%
Total	12,000,000	100%

*Exclusive of (i) shares of common stock issuable to Paul Masanek upon conversion of the Secured Convertible Promissory Note, (ii) 840,000 shares of common stock issuable to Sunrise Securities Corp. ("Sunrise") pursuant to the Sunrise Financial Advisory and Investment Banking Agreement (assuming full Financing investment), (iii) Warrants to purchase 800,000 shares of common stock, exercise price of $.50 per share, pursuant to the Sunrise Financial Advisory and Investment Banking Agreement, (iv) 240,000 shares of common stock issuable to Sunrise pursuant to the Sunrise Public Relations Retainer Agreement, and (v) options to purchase 500,000 shares of common stock, exercise price of $.50 per share, and 500,000 shares of common stock, exercise price of $1.00 per share issuable to Sunrise pursuant to the Sunrise Public Relations Retainer Agreement.

(2) Preferred Stock*

Name	Shares	Percentage
Investors	4,000,000	100%

* Assumes full investment by the Investors and is exclusive of any adjustments pursuant to the Financing documents and commitments for additional investments of up to $750,000 by interested investors over the $4,000,000 Financing. An additional $750,000 investment would, if invested pursuant to the Financing documents, total 750,000 shares of Series A Preferred stock (convertible into 1,500,000 shares of common stock) and Warrants to purchase 1,500,000 shares of common stock, exercise price of $1.00 per share.

(3) Warrants to Purchase Common Stock*

Name	Shares	Percentage (approximate)
Investors	8,000,000	84%
Paul Masanek	750,000	8%
Sunrise	800,000	8%

* Assumes full investment by the Investors and is exclusive of any adjustments pursuant to the Financing documents and commitments for additional investments of up to $750,000 by interested investors over the $4,000,000 Financing. An additional $750,000 investment would, if invested pursuant to the Financing documents, total 750,000 shares of Series A Preferred stock (convertible into 1,500,000 shares of common stock) and Warrants to purchase 1,500,000 shares of common stock, exercise price of $1.00 per share.

(4) Convertible Promissory Notes*

Name	Shares	Percentage
Paul Masanek	1,150,000	100%

*Assumes full conversion